AMENDMENT NO. 5 TO AMENDED & RESTATED ADMINISTRATION AGREEMENT

THIS AMENDMENT NO. 5 TO AMENDED & RESTATED ADMINISTRATION AGREEMENT (this “Amendment”), made this 13th day of September 2016, (the “Amendment Effective Date”), between Cambria ETF Trust (the “Trust”), and SEI Investments Global Funds Services, a statutory trust formed under the laws of the State of Delaware (“Administrator”).

Whereas:

1.
The parties hereto entered into an Amended and Restated Administration Agreement, dated November 15, 2012, as amended (the “Agreement”), pursuant to which, among other things, the Administrator agreed to provide certain administration services on behalf of the Trust;

And

2.	The parties hereto desire to further amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2.	Schedule I (Funds). From and after the Amendment Effective Date, Schedule I (Funds) is hereby deleted in its entirety and replaced with the Schedule I (Funds) attached hereto and made a part herewith.

3.
Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

4.
Counterparts. This amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

5.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Administrator the Trust and each of their perspective permitted successors and assigns.

6.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Amendment, conflict with the applicable provisions of the 1940 Act, the Securities Exchange Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the Amendment Effective Date.

ADMINISTRATOR:		TRUST:

SEI INVESTMENTS GLOBAL FUNDS SERVICES		CAMBRIA ETF TRUST

By:	/s/ John Alshefski	By:	/s/ Eric W. Richardson
Name:	John Alshefski	Name:	Eric W. Richardson
Title:	Senior Vice President	Title:	President

Schedule I

Funds

Cambria Global Income and Currency Strategies ETF
Cambria Shareholder Yield ETF
Cambria Foreign Shareholder Yield ETF
Cambria Emerging Shareholder Yield ETF
Cambria Sovereign High Yield Bond ETF
Cambria Global Value ETF
Cambria Global Momentum ETF
Cambria Value and Momentum ETF
Cambria Global Asset Allocation ETF
Cambria Managed Futures Strategy ETF
Cambria Tail Risk ETF
Cambria Risk Parity ETF
Cambria Endowment and Family Office ETF
Cambria Omaha ETF
Cambria Trendfollowing ETF
Cambria Long Short ETF
Cambria Foreign Value and Momentum ETF
Dhandho Junoon ETF